Exhibit 99.1

N E W S  R E L E A S E

Contact:	Investor Relations Inquiries Edmund E. Kroll
Senior Vice President, Finance & Investor Relations
(212) 759-0382
Media Inquiries
Toni Simonetti
Senior Vice President, Public Affairs
(314) 725-4477

FOR IMMEDIATE RELEASE

CENTENE CORPORATION REPORTS 2009 FOURTH QUARTER AND FULL YEAR EARNINGS

ST. LOUIS, MISSOURI (February 9, 2010) -- Centene Corporation (NYSE: CNC) today announced its financial results for the quarter and year ended December 31, 2009.  The results of operations for our New Jersey health plan, University Health Plans, are classified as discontinued operations.  The discussions below, with the exception of cash flow information, are in the context of continuing operations and all financial ratios exclude premium taxes.

2009 Highlights
	Q4	Full Year
Premium and Service Revenues (in millions)	$1,050.8	$3,878.3
Consolidated HBR	83.9%	83.5%
Diluted EPS	$0.53	$1.94
Cash flow from operations (in millions)	$71.3	$248.2

Fourth Quarter Highlights

•	Quarter-end managed care at-risk membership of 1,455,600, an increase of 259,600 lives year over year.

•	Premium and Service Revenues of $1,050.8 million, representing 19.6% year over year growth.

•	Health Benefits Ratio (HBR) of 83.9%.

•	General and Administrative (G&A) expense ratio of 12.7%.

•	Cash flow from operations of $71.3 million.

•	Days in claims payable of 50.1, including pharmacy claims payable.

•	Diluted earnings per share from continuing operations of $0.53.

Other Events

•
During the fourth quarter of 2009, CeltiCare Health Plan of Massachusetts enrolled 27,300 members under our new managed healthcare service contracts for the Commonwealth Bridge and Commonwealth Care programs.

•
In November 2009, we announced we were selected to provide managed care services in Mississippi to Medicaid recipients through the Mississippi Coordinated Access Network (MississippiCan) program.  We are working with the State and currently expect a 2010 start date.

•	In December 2009, Don Imholz was promoted to Executive Vice President and Chief Information Officer, and in January 2010, Toni Simonetti was appointed Senior Vice President of Public Affairs.

•
We recently completed the sale of an additional 5.75 million shares of common stock, including the underwriters overallotment option, for a public offering price of $19.25 per share. Net proceeds from the sale of the additional shares were approximately $104.5 million.  As a result of the sale of these shares, the pro-forma debt to capital ratio is reduced to 23.6% from 33.2% at December 31, 2009.

Michael F. Neidorff, Centene’s Chairman and Chief Executive Officer, stated, “Our commitment to quality and fundamentals drove solid 2009 results and we endeavor to maintain this momentum in 2010.”

The following table depicts membership in Centene’s managed care organizations, by state, at December 31, 2009 and 2008:

	December 31,
	2009	2008
Arizona	18,100	14,900
Florida	102,600	—
Georgia	309,700	288,300
Indiana	208,100	175,300
Massachusetts	27,800	—
Ohio	150,800	133,400
South Carolina	48,600	31,300
Texas	455,100	428,000
Wisconsin	134,800	124,800
Total at-risk membership	1,455,600	1,196,000
Non-risk membership	63,700*	3,700
Total	1,519,300	1,199,700
______________________________
* Increase mainly due to consolidation of our Access Health Solutions LLC investment, effective January 1, 2009.

The following table depicts membership in Centene’s managed care organizations, by member category, at December 31, 2009 and 2008:

	December 31,
	2009	2008
Medicaid	1,081,400	877,400
CHIP & Foster Care	263,600	257,300
ABD & Medicare	82,800	61,300
Other State programs	27,800	—
Total at-risk membership	1,455,600	1,196,000
Non-risk membership	63,700	3,700
Total	1,519,300	1,199,700

Statement of Operations

•
For the fourth quarter of 2009, Premium and Service Revenues increased 19.6% to $1,050.8 million from $878.8 million in the fourth quarter of 2008.  The increase was primarily driven by membership growth in all states, premium rate increases, the consolidation of Access and conversion of members to our at-risk plan in Florida.

•
The consolidated HBR, which reflects medical costs as a percent of premium revenues, was 83.9%.  A reconciliation of the change in HBR from the prior year same period and from the immediately preceding quarter is presented below:

Q4:2009 vs. Q4:2008		Q4:2009 vs. Q3:2009
Fourth Quarter 2008	82.3%	Third Quarter 2009	83.7%
New markets reserved at higher rates	1.6	New markets reserved at higher rates	1.1
Impact of additional costs related to the flu	0.8	Impact of additional costs related to the flu	0.3
Decrease in Texas CHIP/Perinate rates	0.6	Rate increases	(1.2)
Improvements in ABD markets	(1.7)	Fourth Quarter 2009	83.9%
Net change in other markets	0.3
Fourth Quarter 2009	83.9%

The increase in the fourth quarter of 2009 over the comparable period in 2008 was due to the effect of reserving at higher rates for new markets, the March 1, 2009 rate decrease for our CHIP/Perinate product in Texas which brought the HBR more in line with our normal range and the impact of additional costs related to the flu.  We also experienced improvements in our ABD product, particularly in Ohio and South Carolina.  Sequentially, the increase in the HBR reflects the impact of the aforementioned new markets, additional costs related to the flu along with the effect of rate increases, including the rate increase in Georgia for the period July 1, 2009 to December 31, 2009, recorded in the fourth quarter.

•
Consolidated G&A expense as a percent of premium and service revenues was 12.7% in the fourth quarter of 2009, a decrease from 13.8% in the fourth quarter of 2008.  The reduction in the G&A ratio between years reflects improved leveraging of our costs over a higher revenue base and the impact of additional revenue from new business (Florida and South Carolina).

•
Earnings per diluted share from continuing operations were $0.53, compared to $0.53 in the fourth quarter of 2008.  When compared to the fourth quarter of 2008, we anticipated and experienced an increase in costs related to the flu of approximately $8.3 million.  This was partially offset by decreases in pharmacy and other medical expense categories and a lower G&A expense ratio as discussed above.

•
For the year ended December 31, 2009, Premium and Service Revenues increased 18.4% to $3.9 billion in 2009 from $3.3 billion in 2008.  G&A expenses as a percent of Premium and Service Revenues decreased to 13.3% in 2009, compared to 13.6% in 2008.  Earnings from operations increased to $138.1 million in 2009 from $131.6 million in 2008.  Net earnings from continuing operations, were $86.1 million, or $1.94 per diluted share in 2009 compared to $84.2 million, or $1.90 per diluted share in 2008.

Recording the Georgia premium rate increase for the period from July 1, 2007 to December 31, 2007 during the first quarter of 2008 had the effect of increasing our 2008 revenue and pre-tax earnings by $20.8 million, or $0.28 per diluted share.

Balance Sheet and Cash Flow

At December 31, 2009, the Company had cash and investments of $986.1 million, including $949.9 million held by its regulated entities and $36.2 million held by its unregulated entities.  Medical claims liabilities totaled $470.9 million, representing 50.1 days in claims payable, an increase of 1.2 days from September 30, 2009.  Total debt was $307.7 million and debt to capitalization was 33.2%.  Year to date cash flow from operations was $248.2 million.

Days in claims payable have been adjusted to reflect the inclusion of pharmacy claims payable.  A reconciliation of the Company’s change in days in claims payable from the immediately preceding quarter-end is presented below:

Days in claims payable, September 30, 2009	48.9
Timing of medical claims processing	1.0
Pharmacy	0.2
Days in claims payable, December 31, 2009	50.1

Outlook

The table below depicts the Company’s annual guidance from continuing operations for 2010:

	Full Year 2010
	Low	High
Premium and Service revenues (in millions)	$ 4,350	$ 4,450
Earnings per diluted share (EPS)	$ 1.70	$ 1.80
HBR %	84.0%	86.0%
G&A %	12.4%	12.9%

Diluted Shares Outstanding (in thousands)	50,500

The Company is adjusting the EPS range of its earnings guidance to reflect the issuance of 5.75 million common shares of stock related to the Company’s recently completed stock offering, which is partially offset by a reduction in interest expense from the pay down of our revolving credit facility.

Conference Call

As previously announced, the Company will host a conference call Tuesday, February 9, 2010, at 8:30 A.M. (Eastern Time) to review the financial results for the fourth quarter ended December 31, 2009, and to discuss its business outlook.  Michael F. Neidorff and William N. Scheffel will host the conference call.  Investors and other interested parties are invited to listen to the conference call by dialing 800-273-1254 in the U.S. and Canada; 973-638-3440 from abroad, or via a live, audio webcast on the Company’s website at www.centene.com, under the Investors section.  A replay will be available for on-demand listening shortly after the completion of the call until 11:59 PM (Eastern Time) on Tuesday, February 23, 2010, at the aforementioned URL, or by dialing 800-642-1687 in the U.S. and Canada, or 706-645-9291 from abroad, and entering access code 51681793.

About Centene Corporation

Centene Corporation is a leading multi-line healthcare enterprise that provides programs and related services to individuals receiving benefits under Medicaid, including the Children’s Health Insurance Program (CHIP), as well as Aged, Blind, or Disabled (ABD), Foster Care, Long-Term Care and Medicare (Special Needs Plans). The Company operates local health plans and offers a wide range of health insurance solutions to individuals and the rising number of uninsured Americans. It also contracts with other healthcare and commercial organizations to provide specialty services including behavioral health, life and health management, managed vision, telehealth services, pharmacy benefits management and medication adherence. Information regarding Centene is available via the Internet at www.centene.com.

The information provided in this press release contains forward-looking statements that relate to future events and future financial performance of Centene.  Subsequent events and developments may cause the Company’s estimates to change.  The Company disclaims any obligation to update this forward-looking financial information in the future.  Readers are cautioned that matters subject to forward-looking statements involve known and unknown risks and uncertainties, including economic, regulatory, competitive and other factors that may cause Centene’s or its industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.  Actual results may differ from projections or estimates due to a variety of important factors, including Centene’s ability to accurately predict and effectively manage health benefits and other operating expenses, competition, changes in healthcare practices, changes in federal or state laws or regulations, inflation, provider contract changes, new technologies, reduction in provider payments by governmental payors, major epidemics, disasters and numerous other factors affecting the delivery and cost of healthcare.  The expiration, cancellation or suspension of Centene’s Medicaid Managed Care contracts by state governments would also negatively affect Centene.

 [Tables Follow]

CENTENE CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(Unaudited)

	December 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents of continuing operations	$400,951	$370,999
Cash and cash equivalents of discontinued operations	2,801	8,100
Total cash and cash equivalents	403,752	379,099
Premium and related receivables, net of allowance for uncollectible accounts of $1,338 and $1,304, respectively	103,456	92,531
Short-term investments, at fair value (amortized cost $39,230 and $108,469, respectively)	39,554	109,393
Other current assets	64,866	75,333
Current assets of discontinued operations other than cash	4,506	9,987
Total current assets	616,134	666,343
Long-term investments, at fair value (amortized cost $514,256 and $329,330, respectively)	525,497	332,411
Restricted deposits, at fair value (amortized cost $20,048 and $9,124, respectively)	20,132	9,254
Property, software and equipment, net of accumulated depreciation of $103,883 and $74,194, respectively	230,421	175,858
Goodwill	224,587	163,380
Intangible assets, net	22,479	17,575
Other long-term assets	36,829	59,083
Long-term assets of discontinued operations	26,285	27,248
Total assets	$1,702,364	$1,451,152
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Medical claims liability	$470,932	$384,360
Accounts payable and accrued expenses	132,001	208,243
Unearned revenue	91,644	17,107
Current portion of long-term debt	646	255
Current liabilities of discontinued operations	20,685	31,013
Total current liabilities	715,908	640,978
Long-term debt	307,085	264,637
Other long-term liabilities	59,561	43,539
Long-term liabilities of discontinued operations	383	726
Total liabilities	1,082,937	949,880

Commitments and contingencies

Stockholders’ equity:
Common stock, $.001 par value; authorized 100,000,000 shares; issued and outstanding 45,593,383 and 45,071,179 shares, respectively	46	45
Additional paid-in capital	281,806	263,835
Accumulated other comprehensive income:
Unrealized gain on investments, net of tax	7,348	3,152
Retained earnings	358,907	275,236
Treasury stock, at cost (2,414,010 and 2,083,415 shares, respectively)	(47,262)	(40,996)
Total Centene stockholders’ equity	600,845	501,272
Noncontrolling interest	18,582	—
Total stockholders’ equity	619,427	501,272
Total liabilities and stockholders’ equity	$1,702,364	$1,451,152

 CENTENE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share data)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Revenues:
Premium	$1,031,812	$860,811	$3,786,525	$3,199,360
Service	19,018	17,995	91,758	74,953
Premium and service revenues	1,050,830	878,806	3,878,283	3,274,313
Premium tax	41,896	23,952	224,581	90,202
Total revenues	1,092,726	902,758	4,102,864	3,364,515
Expenses:
Medical costs	865,415	708,163	3,163,523	2,640,335
Cost of services	14,425	13,453	60,789	56,920
General and administrative expenses	133,005	121,343	514,529	444,733
Premium tax	42,103	24,329	225,888	90,966
Total operating expenses	1,054,948	867,288	3,964,729	3,232,954
Earnings from operations	37,778	35,470	138,135	131,561
Other income (expense):
Investment and other income	3,910	6,004	15,691	21,728
Interest expense	(4,108)	(4,237)	(16,318)	(16,673)
Earnings from continuing operations, before income tax expense	37,580	37,237	137,508	136,616
Income tax expense	13,781	13,971	48,841	52,435
Earnings from continuing operations, net of income tax expense	23,799	23,266	88,667	84,181
Discontinued operations, net of income tax (benefit) expense of $(56), $(671), $(1,204) and $(281), respectively	(28)	(1,843)	(2,422)	(684)
Net earnings	23,771	21,423	86,245	83,497
Noncontrolling interest	56	—	2,574	—
Net earnings attributable to Centene Corporation	$23,715	$21,423	$83,671	$83,497

Amounts attributable to Centene Corporation common shareholders:
Earnings from continuing operations, net of income tax expense	$23,743	$23,266	$86,093	$84,181
Discontinued operations, net of income tax (benefit) expense	(28)	(1,843)	(2,422)	(684)
Net earnings	$23,715	$21,423	$83,671	$83,497

Net earnings (loss) per share attributable to Centene Corporation:
Basic:
Continuing operations	$0.55	$0.54	$2.00	$1.95
Discontinued operations	―	(0.04)	(0.06)	(0.02)
Earnings per common share	$0.55	$0.50	$1.94	$1.93
Diluted:
Continuing operations	$0.53	$0.53	$1.94	$1.90
Discontinued operations	―	(0.04)	(0.05)	(0.02)
Earnings per common share	$0.53	$0.49	$1.89	$1.88

Weighted average number of shares outstanding:
Basic	43,068,502	42,957,593	43,034,791	43,275,187
Diluted	44,513,679	44,043,749	44,316,467	44,398,955

CENTENE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)
	Year Ended December 31,
	2009	2008
Cash flows from operating activities:
Net earnings	$86,245	$83,497
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	44,004	35,414
Stock compensation expense	14,634	15,328
(Gain) loss on sale of investments, net	(141)	4,988
Impairment loss	—	2,546
Deferred income taxes	3,696	1,286
Changes in assets and liabilities:
Premium and related receivables	2,379	(1,548)
Other current assets	(1,263)	(4,244)
Other assets	9	(2,700)
Medical claims liability	79,000	47,283
Unearned revenue	78,345	(36,447)
Accounts payable and accrued expenses	(60,915)	74,166
Other operating activities	2,202	2,409
Net cash provided by operating activities	248,195	221,978
Cash flows from investing activities:
Capital expenditures	(83,113)	(65,156)
Purchase of investments	(791,194)	(549,652)
Sales and maturities of investments	642,783	546,264
Investments in acquisitions, net of cash acquired, and investment in equity method investee	(38,563)	(85,377)
Net cash used in investing activities	(270,087)	(153,921)
Cash flows from financing activities:
Proceeds from exercise of stock options	2,365	5,354
Proceeds from borrowings	659,059	236,005
Payment of long-term debt	(616,219)	(178,491)
Distributions to noncontrolling interest	(3,170)	—
Contribution from noncontrolling interest	11,219	—
Excess tax benefits from stock compensation	53	3,100
Common stock repurchases	(6,304)	(23,510)
Debt issue costs	(458)	—
Net cash provided by financing activities	46,545	42,458
Net increase in cash and cash equivalents	24,653	110,515
Cash and cash equivalents, beginning of period	379,099	268,584
Cash and cash equivalents, end of period	$403,752	$379,099

Supplemental disclosures of cash flow information:
Interest paid	$15,428	$15,312
Income taxes paid	$52,928	$36,801

Supplemental disclosure of non-cash investing and financing activities:
Contribution from noncontrolling interest	$5,875	$—

CENTENE CORPORATION

CONTINUING OPERATIONS SUPPLEMENTAL FINANCIAL DATA

	Q4	Q3	Q2	Q1	Q4
	2009	2009	2009	2009	2008
MEMBERSHIP
Managed Care:
Arizona	18,100	17,400	16,200	15,500	14,900
Florida	102,600	84,400	22,300	29,100	—
Georgia	309,700	303,400	292,800	289,300	288,300
Indiana	208,100	200,700	196,100	179,100	175,300
Massachusetts	27,800	500	—	—	—
Ohio	150,800	151,200	141,200	137,000	133,400
South Carolina	48,600	46,100	46,000	48,500	31,300
Texas	455,100	450,200	443,200	421,100	428,000
Wisconsin	134,800	132,500	131,200	127,700	124,800
Total at-risk membership	1,455,600	1,386,400	1,289,000	1,247,300	1,196,000
Non-risk membership	63,700	63,200	114,000	96,000	3,700
TOTAL	1,519,300	1,449,600	1,403,000	1,343,300	1,199,700

Medicaid	1,081,400	1,040,000	958,600	921,100	877,400
CHIP & Foster Care	263,600	263,400	261,400	256,900	257,300
ABD & Medicare	82,800	82,500	69,000	69,300	61,300
Other State programs	27,800	500	—	—	—
Total at-risk membership	1,455,600	1,386,400	1,289,000	1,247,300	1,196,000
Non-risk membership	63,700	63,200	114,000	96,000	3,700
TOTAL	1,519,300	1,449,600	1,403,000	1,343,300	1,199,700

Specialty Services(a):
Cenpatico Behavioral Health
Arizona	120,100	117,300	110,500	104,700	105,000
Kansas	41,400	41,000	41,100	40,600	41,100
Bridgeway Health Solutions
Long-term Care	2,600	2,500	2,400	2,300	2,100
TOTAL	164,100	160,800	154,000	147,600	148,200

(a) Includes external membership only.

REVENUE PER MEMBER PER MONTH(b)	$226.42	$222.77	$219.75	$220.29	$218.52

CLAIMS(b)
Period-end inventory	423,400	414,900	362,200	325,000	269,300
Average inventory	279,000	227,100	234,500	267,600	288,600
Period-end inventory per member	0.29	0.30	0.28	0.26	0.23
(b) Revenue per member and claims information are presented for the Managed Care at-risk members.

	Q4	Q3	Q2	Q1	Q4
	2009	2009	2009	2009	2008

DAYS IN CLAIMS PAYABLE
Medical	48.1	47.1	47.5	45.3	48.5
Pharmacy	2.0	1.8	1.5	1.8	1.4
TOTAL	50.1	48.9	49.0	47.1	49.9
Days in Claims Payable is a calculation of Medical Claims Liabilities at the end of the period divided by average claims expense per calendar day for such period.

CASH AND INVESTMENTS (in millions)
Regulated	$949.9	$911.4	$825.8	$816.8	$798.0
Unregulated	36.2	27.6	27.0	28.9	24.1
TOTAL	$986.1	$939.0	$852.8	$845.7	$822.1

DEBT TO CAPITALIZATION	33.2%	31.9%	33.0%	34.6%	34.6%
Debt to Capitalization is calculated as follows: total debt divided by (total debt + total equity).  The pro-forma debt to capital ratio, adjusted for the follow on stock offering which would have reduced total debt by $84.0 million and increased total equity by $104.5 million, is reduced to 23.6% from 33.2% at December 31, 2009.

OPERATING RATIOS:

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Health Benefits Ratios:
Medicaid and CHIP	85.3%	80.3%	84.6%	80.6%
ABD and Medicare	79.9	90.1	81.1	91.1
Specialty Services	81.8	85.4	80.2	83.8
Total	83.9	82.3	83.5	82.5

General & Administrative Expense Ratios	12.7%	13.8%	13.3%	13.6%

MEDICAL CLAIMS LIABILITY (In thousands)
The changes in medical claims liability are summarized as follows:

Balance, December 31, 2008	$384,360
Acquisitions	—
Incurred related to:
Current period	3,216,533
Prior period	(53,010)
Total incurred	3,163,523
Paid related to:
Current period	2,752,983
Prior period	323,968
Total paid	3,076,951
Balance, December 31, 2009	$470,932

Centene’s claims reserving process utilizes a consistent actuarial methodology to estimate Centene’s ultimate liability.  Any reduction in the “Incurred related to:  Prior period” amount may be offset as Centene actuarially determines “Incurred related to: Current period.”  As such, only in the absence of a consistent reserving methodology would favorable development of prior period claims liability estimates reduce medical costs.  Centene believes it has consistently applied its claims reserving methodology in each of the periods presented.

The amount of the “Incurred related to: Prior period” above includes the effects of reserving under moderately adverse conditions, new markets where we use a conservative approach in setting reserves during the initial periods of operations, increased receipts from other third party payors related to coordination of benefits and lower medical utilization and cost trends for dates of service prior to December 31, 2008.